EXHIBIT 8.1

Novamerican Steel Inc. Subsidiaries

Name	Jurisdiction of Incorporation
156499 Canada Inc.	Canada
American Steel & Aluminum Corporation	Massachusetts
Argo Steel Ltd.	Québec
Cresswell Roll Forming Ltd.	Canada
Delta Tube and Company, Limited	Québec (limited partnership)
Integrated Steel Industries, Inc.	Delaware
Novamerican Tube Holdings, Inc.	Delaware
Nova Steel Ltd.	Québec
Nova Steel Processing Centre Ltd.	Canada
Nova Tube and Steel, Inc.	Delaware
Nova Tube Inc.	Québec
Nova Tube Indiana, LLC	Delaware (limited partnership)
Nova Tube Ontario Inc.	Canada